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                                                                   EXHIBIT 23(c)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Texas Utilities Company's Registration Statement No. 33-55931 on Form S-3 and in Registration Statement Nos. 33-59575, 33-59759 and 33-59961 on Form S-8 of our report dated March 3, 1997, which report includes an explanatory paragraph concerning the Company's change during 1995 in its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in this Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP

Dallas, Texas
March 12, 1997